Putnam Global Telecommunications Fund
2/29/12 Semi Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1    Class A   259
         Class B   7
         Class C   18

72DD2    Class M   1
         Class R   2
         Class Y   28

73A1     Class A   0.438
         Class B   0.369
         Class C   0.396

73A2     Class M   0.386
         Class R   0.446
         Class Y   0.469

74U1	 Class A   624
	 Class B   19
	 Class C   71

74U2	 Class M   3
	 Class R   5
         Class Y   56

74V1	 Class A   12.97
	 Class B   12.80
	 Class C   12.77

74V2	 Class M   12.91
	 Class R   12.93
         Class Y   13.00

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.